SES Solar Provides Year End Update

GENEVA -- 12/31/2007 -- SES Solar Inc. (OTCBB: SESI), a European-based developer of cost-effective, high productivity solar panels and solar roof tiles, is pleased to provide a year end update on certain developments with the Company.

I. Manufacturing Facility Update

As previously announced, we commenced construction of our new manufacturing facility in July 2007.

Although the start date was delayed due to a change in contractors, we believe that with the assistance of our new contractor, we are now ahead of schedule and expect to complete the facility in early 2008.

The official ground laying ceremony, attended by the Minister of Energy for the Geneva Government, Mr. Robert Cramer, occurred on September 25, 2007. The Mayor of the Municipality of Plan-les-Ouates and the CEO of the Geneva Electric Utility ("SIG") were also in attendance. The Geneva Canton and Geneva Government have shown their support to us by granting leasehold rights to the land on which the facility is being built in the High Technology Industrial Park of Geneva, by issuing to us authorization to build the manufacturing facility and by granting to us several construction loans.

The concrete work on the facility was finished in early November, three weeks ahead of schedule, and we were able to commence installation of the photovoltaic (PV) roof in mid-November. The installation of the PV roof was completed on December 20.

Our PV roof will be the biggest solar powered roof on a private building in Switzerland and will be rated 567 kW for a 550,000 kWh production. As previously disclosed, we entered into an agreement with SIG for them to buy back the electricity produced by the roof at an above market price. As part of the financing, we granted to SIG an option to purchase the PV roof (exclusive of the building).

The cost of the building is expected to reach or exceed $10 million. We expect that the cost of the machinery necessary for the assembly line will be approximately $3 million.

II. Commercial Update

Although we are not able to commit to a production date with prospective clients until the manufacturing facility is completely operational, we do believe there is strong interest in our products from several markets, and we are in ongoing discussions with various parties regarding potential contracts.

In addition, and as jointly announced in a press release at the European Solar Fair in Freiburg, Intersolar and on Form 8-K filed June 26, 2007, we have developed with DuPont a PV film that we intend to license to other solar companies. These licenses would represent a new revenue stream for us. We also announced, our other latest development regarding a new method to connect strings of cells at the back of any PV module.

III. Financial Update

As disclosed on Form 8-K filed November 13, 2007, we renegotiated our Construction Credit Agreement with Banque Cantonale de Geneve (BCGe) whereby the loan amount was increased from $4.1 million (CHF 4.8 million) to $7.6 million (CHF 8.5 million). We also secured another loan from the Geneva (Switzerland) State Department of Energy ("ScanE") in the amount of $3.9 million (CHF 4.5 million) at a 5% interest rate. We believe that the proceeds from these loans will provide us with funds sufficient to complete our new manufacturing facility and to purchase the equipment necessary to commence full blow manufacturing and assembly operations in early 2009.

IV. Industry Update

Based on various industry sources, we believe the market for solar PV is still growing at about 40% per year and additional subsidies are being planned by different countries (although of course there is no assurance that they will be implemented) to support the development of solar electricity. This governmental support is critical as the cost of solar electricity exceeds the retail price of electricity in every significant market in the world. To date, France, Spain, Germany and Italy have already approved subsidies and Switzerland is planning to follow suit in October 2008, after years of hesitation. We believe we are well situated to supply the growing demand with our high-quality and cost-effective solar tiles and modules.

V. SB-2 Registration Statement Update

On December 21, 2007, we filed Amendment Number 2 to our resale registration statement on Form SB-2. We encourage you to read it for information about our business.

About SES Solar Inc.

SES Solar Inc. is engaged in the business of designing, engineering, producing and installing photovoltaic ("PV") solar modules and solar tiles for generating electricity through conversion of the sun's energy. The Company has developed a new assembly technology for solar panels that it believes will allow for higher quality electrical contacts, better performance and reduced costs. Our business plan includes the development of our new assembly line based on our proprietary technology, using a manufacturing facility in the suburbs of Geneva, Switzerland which is currently under construction. For more information, please visit www.sessolar.com.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: risks related to the development and implementation of our new manufacturing processes and facility; risks related to completion, refinement and management of our supply chain and distribution channels; risks related to current and future research and development; risks related to customer acceptance of our products; risks related to competition in the solar energy field; risks related to the availability of public subsidies; our history of losses; the historical volatility of our stock prices; general market conditions; and other risks detailed from time to time in the Company's reports filed with the Securities Exchange Commission.

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